Calculation of Filing Fee Tables
S-8
Schrodinger, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	5,413,155	$ 22.51	$ 121,850,119.05	0.0001476	$ 17,985.08
Total Offering Amounts:						$ 121,850,119.05		$ 17,985.08
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 17,985.08
Offering Note
[1]	Note 1.a. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Note 1.b. Consists of (i) 5,000,000 additional shares issuable under the 2022 Equity Incentive Plan, as amended and (ii) 413,155 additional shares issuable under the 2020 Employee Stock Purchase Plan, as amended. Note 1.c. Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales prices of the registrant's common stock as reported on the Nasdaq Global Select Market on July 26, 2024.